Filed Pursuant to Rule 424(b)(5)

Registration No. 333-128085

Prospectus Supplement to Prospectus dated September 12, 2005.

3,000,000 Shares

Common Stock

Alexion Pharmaceuticals, Inc. is offering 3,000,000 shares to be sold in the offering.

The common stock is quoted on the Nasdaq Global Market under the symbol “ALXN”. The last reported sale price of the common stock on November 15, 2006 was $43.35 per share.

See “ Risk Factors” on page S-8 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$43.0000	$129,000,000
Underwriting discount	$2.2575	$6,772,500
Proceeds, before expenses, to Alexion	$40.7425	$122,227,500

To the extent that the underwriters sell more than 3,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 450,000 shares from Alexion at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on November 21, 2006.

Goldman, Sachs & Co.	Morgan Stanley

Bear, Stearns & Co. Inc.	Credit Suisse

Cowen and Company	Piper Jaffray

Prospectus Supplement dated November 15, 2006.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering in their entirety, before making an investment decision. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Alexion,” “Company,” “we,” “us” and “our” or similar terms are to Alexion Pharmaceuticals, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement, our consolidated financial statements and related notes and the other documents incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering.

Business Overview Alexion Pharmaceuticals, Inc.

We are a biotechnology company engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer and autoimmune disorders. We have significant expertise in the discovery and development of antibody therapeutics, as well as in understanding and inhibiting the aberrant manifestation of a component of the human immune system known as complement.

Our most advanced product candidate is Soliris™ (eculizumab) for the treatment of a rare blood disorder known as Paroxysmal Nocturnal Hemoglobinuria, or PNH. In September 2006, we submitted a Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA, and a European Marketing Authorization Application, or MAA, in Europe, for Soliris™ (eculizumab) for the treatment of PNH. In November 2006, the FDA notified us that it had accepted the BLA for filing, and that it had designated our BLA for priority review. Under the FDA’s priority review process, the regulatory review period is shortened from ten months to six months from initial submission. Accordingly the FDA has informed us that it has targeted March 2007 for an action on our BLA. The European Medical Evaluation Agency, or EMEA, has notified us that it has granted our request for evaluation of our MAA under their Accelerated Assessment Procedure. Under this procedure, the EMEA's review period for our MAA is shortened from 210 to 150 days. The EMEA has also notified us that our MAA has been validated and the review of the MAA has commenced. The granting of priority review for our BLA and accelerated assessment for our MAA does not ensure or increase the likelihood that our applications for regulatory approval of Soliris™ (eculizumab) will be approved.

Soliris™ (eculizumab) for PNH

PNH is a rare and life-threatening chronic blood disease in which a patient’s red blood cells are destroyed by a component of the body’s immune system known as the complement system. As a result, patients with PNH may suffer from severe red blood cell destruction, known as hemolysis, anemia, chronic fatigue, recurrent pain, pulmonary hypertension and intermittent episodes of dark colored urine, known as hemoglobinuria. Importantly, PNH patients are at increased risk of forming life-threatening blood clots, or thromboses, which are a major cause of death in this disease. The prevalence of PNH, or number of affected patients at any one time, has not been definitively determined, but can be estimated at approximately 8,000 – 10,000 total patients in North America and Western Europe. Experts estimate that approximately one-half of patients with PNH die from the disease within 10-15 years of diagnosis. Recurrent blood transfusions are often necessary to support normal red blood cell function. There is currently no FDA approved therapy specifically for PNH.

In July 2004, we received written confirmation from the FDA indicating agreement with the protocols for two clinical trials that comprise the pivotal Phase III program for Soliris™ (eculizumab) in PNH. These two clinical trials are known as TRIUMPH and SHEPHERD and served as the basis for our BLA and MAA filings. The agreement for the Phase III program was reached under the FDA’s Special Protocol Assessment, or SPA, process, a procedure by which the FDA provides official evaluation and guidance on proposed protocols for pivotal Phase III clinical trials. Similarly, we have obtained protocol assistance from the EMEA with respect to the pivotal Phase III PNH program in Europe. Prior to submission of the BLA and MAA for Soliris™ (eculizumab) in PNH, we also presented and discussed available Phase III results with the FDA and EMEA. In 2003, the FDA and the EMEA granted Orphan Drug designation for the development of Soliris™ (eculizumab) in PNH.

The TRIUMPH trial was a placebo-controlled pivotal trial that examined the safety and efficacy of Soliris™ (eculizumab) in PNH patients who require blood transfusions. The TRIUMPH trial enrolled 87 patients, which exceeded the number of patients required under the SPA. The results of the trial first were announced in January 2006 and published in the September 21, 2006 issue of the New England Journal of Medicine. These results demonstrated that all pre-specified primary and secondary endpoints in the trial were achieved with statistical significance in the group treated with Soliris™ (eculizumab). A primary endpoint is the principal therapeutic, pre-set goal of a trial. The pre-specified, co-primary endpoints for the TRIUMPH trial were median transfusion rate and hemoglobin stabilization over a six month period. The median transfusion rate was reduced from 10 units per patient with placebo to 0 units per patient with Soliris™ (eculizumab) (p<0.001). Hemoglobin stabilization over a six-month period in the absence of blood transfusions was achieved by 49% (21 of 43) of Soliris™ (eculizumab) patients as compared to 0% (0 of 44) for placebo (p<0.001). Clinically and statistically significant improvements in fatigue and overall health and patient functioning, in each case as measured by quality of life instruments, were also observed in patients treated with Soliris™ (eculizumab). Treatment also significantly reduced other PNH-related symptoms such as dyspnea, or shortness of breath, and pain. Of the 87 randomized patients in the TRIUMPH trial, 4 in the Soliris™ (eculizumab) group and 9 in the placebo group experienced serious adverse events, none of which was considered to be treatment-related. The most common adverse events reported in the eculizumab group were headache, nasopharyngitis, back pain, and nausea. Of these adverse events, headache and back pain occurred more frequently in the Soliris™ (eculizumab) group than in the placebo group.

SHEPHERD was an open-label, 12-month Phase III study primarily focused on examining safety, as well as efficacy measures, with Soliris™ (eculizumab) in 97 PNH patients at 33 sites in the United States, Canada, Europe and Australia. In June 2006, we announced that the six-month interim results from SHEPHERD showed that Soliris™ (eculizumab) appeared to be safe and well tolerated and that all primary and secondary efficacy endpoints were achieved with statistical significance. The pre-specified primary surrogate of efficacy endpoint was intravascular hemolysis, the underlying disease process and primary clinical manifestation in PNH, as measured by lactate dehydrogenase area under the curve (LDH AUC). The LDH AUC was significantly decreased (P<0.001); LDH was reduced by 87% from a median of 2051 U/L at baseline to 270 U/L after 26 weeks indicating a substantial reduction in intravascular hemolysis. The most frequent adverse events reported were headache, nasopharyngitis and nausea. We expect to supplement our marketing applications with the 12-month data from the SHEPHERD trial. The last patient completed the last visit in the SHEPHERD trial in October, 2006, and final 12 month data is being prepared for submission to the FDA and EMEA.

We enrolled patients who have completed the TRIUMPH and SHEPHERD trials, as well as patients who have completed the initial, open-label clinical trial, in an open-label extension trial called E05-001 to further evaluate safety data in PNH patients treated with Soliris™ (eculizumab). In November 2006, a scientific abstract was published with data to be presented at the Annual Meeting of the American Society of Hematology. The data showed that long term treatment with Soliris™ (eculizumab) resulted in a clinically and statistically significant reduction in thrombosis, or blood clots, in PNH patients (P<0.001). Thrombosis is the leading cause of death in PNH patients.

We retain all rights to Soliris™ (eculizumab) in all indications worldwide. If approved, we intend to market and sell Soliris™ (eculizumab) in the United States and Europe through our own specialty sales force. We have begun to establish sales and distribution capabilities in the United States and Europe. In September 2005, we formed a subsidiary in Europe to support commercial and regulatory operations throughout Europe. In July 2006, we acquired a manufacturing facility in Rhode Island. We expect to equip and validate the facility in order to manufacture commercial supplies of Soliris™ (eculizumab) in the future. In addition to our Phase III programs for Soliris™ (eculizumab), we are developing a global patient registry for PNH patients and also have initiated the EXPLORE trial to investigate the frequency of undiagnosed PNH patients who have been diagnosed with other bone marrow failure diseases such as aplastic anemia and myelodysplasia.

Other Eculizumab Indications

We continue to evaluate additional potential therapeutic applications for eculizumab including transplantation and asthma.

Corporate Information

We were incorporated in Delaware in 1992. The address of our principal executive offices is 352 Knotter Drive, Cheshire, CT 06410 and our telephone number is (203) 272-2596.

The Offering

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 450,000 additional shares of our common stock.

Common stock offered by Alexion	3,000,000 shares

Common stock to be outstanding after this offering	34,666,865 shares

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own.

Risk factors

See "Risk Factors" beginning on page S-8 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Nasdaq Global Market symbol	ALXN

The information above is based on 31,666,865 shares of common stock outstanding as of September 30, 2006. It does not include:

•	5,621,338 shares of our common stock subject to options outstanding as of September 30, 2006, with a weighted average exercise price of $25.41 per share;

•	1,248,961 shares of our common stock that have been reserved for issuance upon future grants under our 2004 Incentive Plan as of September 30, 2006; and

•	4,768,710 shares of our common stock that have been reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below present our summary consolidated statement of operations and balance sheet data. We have derived our consolidated statement of operations data for the five-month period ended December 31, 2005 and for the fiscal years ended July 31, 2005, 2004, and 2003 from our audited consolidated financial statements and the accompanying notes which are included in our Transitional Report on Form 10-K/T for the five month period ended December 31, 2005, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived our consolidated balance sheet data as of September 30, 2006 and our consolidated statement of operations data for each of the nine-month periods ended September 30, 2006 and 2005 from our unaudited consolidated financial statements which are included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006 or any future periods. You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended September 30,		Five-Month Period Ended December 31,		Year Ended July 31,
	2006	2005	2005	2004	2005	2004	2003
	(in thousands)
	(unaudited)			(unaudited)
CONTRACT RESEARCH REVENUES	$1,370	$1,116	$664	$245	$1,064	$4,609	$877

OPERATING EXPENSES
Research and development	65,881	81,304	48,238	31,914	91,388	59,840	71,042
General and administrative	31,688	16,816	12,763	6,160	18,951	14,459	10,869
Impairment of fixed assets	—	—	—	—	—	760	2,560

Total operating expenses	97,569	98,120	61,001	38,074	110,339	75,059	84,471

Operating loss	(96,199)	(97,004)	(60,337)	(37,829)	(109,275)	(70,450)	(83,594)
OTHER INCOME AND EXPENSE
Investment income	5,740	4,696	3,123	1,756	5,266	3,373	5,809
Interest expense	(2,062)	(3,477)	(1,192)	(3,153)	(6,125)	(7,709)	(7,694)
Gain from extinguishment of note payable	—	—	—	3,804	3,804	—	—
Loss on early extinguishment of debt	—	(3,184)	—	—	(3,185)	—	—
Other expense	(13)	—	—	—	—	—	—

Loss before state tax benefit	(92,534)	(98,969)	(58,406)	(35,422)	(109,515)	(74,786)	(85,479)

STATE TAX BENEFIT	270	704	450	61	765	691	1,012

Net Loss	$(92,264)	$(98,265)	$(57,956)	$(35,361)	$(108,750)	$(74,095)	$(84,467)

BASIC AND DILUTED LOSS PER SHARE DATA

Net loss per common share	$(2.96)	$(3.45)	$(1.90)	$(1.28)	$(3.90)	$(3.43)	$(4.64)

Shares used in computing basic and diluted net loss per common share	31,154	28,466	30,523	27,685	27,852	21,622	18,209

The “as adjusted” balance sheet data set forth below gives effect to the sale by us of 3,000,000 shares of common stock in this offering at the public offering price of $43.00 per share, after deducting the underwriting discount and the estimated offering expenses payable by us. The cash, cash equivalents and marketable securities set forth below includes $33.2 million of restricted cash pursuant to our mortgage loan.

	September 30, 2006
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$143,848	$265,676
Total current assets	147,498	269,326
Other assets	63,503	63,503
Total assets	211,001	332,829
Long-term debt	176,000	176,000
Total stockholders' equity	8,596	130,424

RISK FACTORS

You should carefully consider the following risk factors before you decide to invest in our Company and our business because these risk factors may have a significant impact on our business, operating results, financial condition, and cash flows. The risks and uncertainties described below are not the only ones we face. We have categorized the following risks as primarily relating to our (1) financial position and need for additional cash, (2) business, (3) industry, (4) intellectual property, and (5) common stock and this offering; however, each risk may apply to categories in which they are not listed, and into additional categories that we have not separately identified. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Financial Position and Need for Additional Capital

If we continue to incur operating losses, we may be unable to continue our operations.

We have incurred losses since we started our company in January 1992. As of September 30, 2006, we had an accumulated deficit of approximately $598 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. Although we have submitted for filing a BLA with the FDA in the United States and an MAA with the EMEA in Europe for Soliris™ (eculizumab), we have no products that are available for sale and do not know when we will have products available for sale, if ever. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent and the timing of our future losses and our profitability, if we are ever profitable, are highly uncertain.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

We believe that our existing cash, cash equivalents and marketable securities, together with the net proceeds from this offering, will provide sufficient capital to fund our operations and product development for at least twelve months. We may need to raise additional capital before or after that time to complete the development and continue the commercialization of our product candidates. We are currently preparing for the commercialization of Soliris™ (eculizumab) and conducting or evaluating several clinical trials. Funding needs may shift between projects and potentially accelerate and increase as we get closer to commercialization of Soliris™ (eculizumab) or if we initiate new clinical trials for our product candidates.

Additional financing could take the form of public or private debt or equity offerings, equity line facilities, bank loans, collaborative research and development arrangements with corporate partners and/or the sale or licensing of some of our property. The amount of capital we may need depends on many factors, including:

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	the cost necessary to sell, market and distribute our products, if any are approved;

•	the time and cost necessary to purchase or to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	changes in applicable governmental regulatory policies or requests by regulatory agencies for additional information or data;

•	the existence, terms, maintenance, termination and status of collaborative arrangements and strategic partnerships, such as our collaboration with Procter & Gamble, or P&G;

•	the progress, timing and scope of our research and development programs;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	any new collaborative, licensing or other commercial relationships that we may establish.

We may not get funding when we need it or funding may only be available on unfavorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities or future operations. We might have to license our technology to others. This could result in sharing revenues that we might otherwise retain for ourselves. Any of these actions would harm our business.

We are significantly leveraged.

On September 30, 2006, we had outstanding $150,000,000 principal amount of 1.375% convertible senior notes. On July 11, 2006, our subsidiary Alexion Manufacturing LLC borrowed $26,000,000 to finance the purchase and construction of our Smithfield, Rhode Island manufacturing facility, which may not be prepaid in whole or in part prior to July 11, 2009. The loan is guaranteed by us and bears a fixed annual rate of 9.17%. Our 1.375% convertible senior notes and the mortgage loan remain outstanding, and the degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on our notes and our loan;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Risks Related to Our Business

We depend heavily on the success of our lead product candidate, Soliris™ (eculizumab), which is still under development. If we do not obtain FDA approval of Soliris™ (eculizumab) or if FDA delays approval or narrows the indications for which we may market Soliris™ (eculizumab), our business will be materially harmed.

We recently submitted for filing a BLA to the FDA in the United States and an MAA in Europe for Soliris™ (eculizumab) for the treatment of PNH. In the near term our ability to generate revenues will depend on approval and successful commercialization of Soliris™ (eculizumab). The commercial success of Soliris™ (eculizumab), if approved for marketing by the FDA and similar foreign regulatory authorities, will depend on several factors, including the following:

•	establishing commercial manufacturing capabilities ourselves or through third-party manufacturers;

•	successfully launching commercial sales of the product;

•	the number of patients with PNH that may be treated with the product; and

•	acceptance of the product in the medical community and by third-party payers.

The FDA and EMEA may require us to provide additional data or information, and we may not receive required regulatory approvals on a timely basis or at all. The approval process can involve additional lengthy clinical testing and other costly and time-consuming procedures.

Several biotechnology companies have failed to obtain regulatory approvals because regulatory agencies were not satisfied with the structure or conduct of clinical trials or the formatting or content of regulatory submissions. Similar problems could delay or prevent us from obtaining approvals. Furthermore, regulatory authorities, including the FDA, may not agree with our interpretations of our clinical trial data, which could delay, limit or prevent regulatory approvals. In addition, before a product candidate is approved for marketing, we, or any third-party manufacturing our product, are subject to inspection of the manufacturing facilities and the FDA will not approve the product for marketing if we or our third-party manufacturers are not in compliance with current good manufacturing practices.

Even if the FDA and similar foreign regulatory authorities do grant marketing approval for Soliris™ (eculizumab), they may narrow the indications for which we are permitted to market the product, may pose other restrictions on the use or marketing of the product, or may require us to conduct additional post-marketing trials. A narrowed indication or other restrictions may limit the market potential for the product, and obligation to conduct additional clinical trials would likely result in increased expenditures and lower revenues. If we are not successful in commercializing Soliris™ (eculizumab), or are significantly delayed or limited in doing so, our business will be materially harmed and we may need to curtail or cease operations.

Inability to contract with third-party manufacturers on commercially reasonable terms, or failure or delay by us or our third-party manufacturers, in manufacturing our drug products in the volumes and quality required, would have a material adverse effect on our business.

We have no experience or capacity for manufacturing drug products in volumes that would be necessary to support commercial sales and we can provide no assurance that we will be able to do so successfully. We depend on a few outside suppliers for manufacturing. Our small, clinical-scale manufacturing plant cannot manufacture enough of our product candidates for later stage clinical development or commercial supply. We do not have the capacity to produce more than one product candidate at a time in that plant. We acquired a commercial-scale manufacturing plant in Smithfield, Rhode Island in July, 2006. However, that plant is not currently equipped or approved by the FDA or other regulatory agencies to manufacture Soliris™ (eculizumab) or our other drug candidates. We expect that it will be at least two years before the plant is capable of making product for commercial sale. We have no experience in developing commercial-scale manufacturing of the sort anticipated in Smithfield, Rhode Island. We can provide no assurance that we will be able to develop the Smithfield, Rhode Island site into a plant capable of manufacturing our drug products under conditions required by the FDA or foreign regulatory agencies on a timely basis, if at all. Our plant in Smithfield, Rhode Island will be subject to FDA inspection and approval before we can begin manufacturing Soliris™ (eculizumab) there and will continue to be subject to ongoing FDA inspections thereafter. Our Smithfield, Rhode Island plant will also be subject to European regulatory inspection and approval before we can begin manufacturing Soliris™(eculizumab) there for European sales and will continue to be subject to ongoing European regulatory inspection thereafter.

We have executed a commercial-scale product supply agreement with Lonza, for the long-term manufacture of eculizumab. The failure of Lonza to manufacture appropriate supplies of eculizumab on a timely basis, or at all, may prevent or impede the commercialization of Soliris™ (eculizumab). If eculizumab is approved for sale, we expect that Lonza or we would be required to manufacture substantially more material than we have required for clinical and preclinical trials. We and our outside manufacturers may experience higher manufacturing failure rates than in the past if and when we attempt to substantially increase production volume. If we experience interruptions in the manufacture of our products, our drug development and commercialization efforts will be delayed. If any of our outside manufacturers stops manufacturing our products or reduces the amount manufactured, or is otherwise unable to manufacture our required amounts at our required quality, we will need to find other alternatives, which is likely to be expensive and time consuming, and even if we are able to find alternatives they may ultimately be insufficient for our needs. As a result, our ability to conduct testing and drug trials and our plans for commercialization would be materially adversely affected. Submission of products and new development programs for regulatory approval, as well as our plans for commercialization, would be delayed. Our competitive position and our prospects for achieving profitability would be materially and adversely affected.

Manufacture of drug products, including the need to develop and utilize manufacturing processes that consistently produce our drug products to their required quality specifications, is highly regulated by the FDA and other domestic and foreign authorities. Regulatory authorities must approve the facilities in which our products are manufactured prior to granting market approval for any product candidate. Manufacturing facilities are also subject to ongoing inspections, and minor changes in manufacturing processes may require additional regulatory approvals. We cannot assure you that we or our third-party collaborators will successfully comply with all of those requirements and regulations, which failure would have a materially adverse effect on our business.

Manufacture of our drug products is highly technical and only a few third-parties have the ability and capacity to manufacture our drug products for our development and commercialization needs. We cannot assure you that these potential third-party collaborators will agree to manufacture our products on our behalf on commercially reasonable terms, if at all. If we do achieve agreement from one or more third parties to manufacture our drug products, we cannot assure you that they will be able or willing to honor the terms of the agreements, including any obligations to manufacture the drug products in accordance with regulatory requirements and to our quality specifications and volume requirements. Due to the highly technical requirements of manufacturing our drug products, our third-party collaborators and we may be unable to manufacture our drug products despite their and our efforts.

Due to the nature of the current market for third-party commercial manufacturing, many arrangements require substantial penalty payments by the customer for failure to use the manufacturing capacity for which it contracted. We could owe substantial penalty payments to Lonza if we were not to use the manufacturing capacity for which we contracted, and we could be required to share with P&G, on up to a 50-50 basis, substantial penalty payments owed by P&G for its failure to utilize the manufacturing capacity it contracted for with Chiron Corporation for the supply of pexelizumab. Penalty payments under these agreements typically decrease over the life of the agreement, and may be substantial initially and de minims or non-existent in the final period. The payment of a substantial penalty would harm our financial condition.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products.

We have no experience with marketing, sales and distribution of drug products and have only recently established pre-commercial capability in those areas. If we are unable to establish capabilities to sell, market and distribute our products, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell Soliris™ (eculizumab) or our future drug products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements with third-party providers on acceptable terms, if at all.

If we are unable to obtain reimbursement for our future products from government health administration authorities, private health insurers and other organizations, our products may be too costly for regular use and our ability to generate revenues would be harmed.

Soliris™ (eculizumab), if commercialized, is likely to be significantly more expensive than traditional drug treatments. Our future revenues and profitability will be adversely affected if we cannot depend on governmental, private third-party payers and other third-party payers, including Medicare and Medicaid, to defray the cost of Soliris™ (eculizumab) to the consumer. If these entities refuse to provide coverage and reimbursement with respect to Soliris™ (eculizumab) or determine to provide an insufficient level of coverage and reimbursement, Soliris™ (eculizumab) may be too costly for general use, and physicians may not prescribe it. Many third-party payers cover only selected drugs, making drugs that are not preferred by such payer more expensive for patients, and require prior authorization or failure on another type of treatment before covering a particular drug. Third-party payers may be especially likely to impose these obstacles to coverage for higher-priced drugs, which we anticipate Soliris™ (eculizumab) to be.

In addition to potential restrictions on coverage, the amount of reimbursement for our products may also reduce our profitability and worsen our financial condition. In the United States and elsewhere, there have been, and we expect there will continue to be, actions and proposals to control and reduce healthcare costs. Government and other third-party payers are challenging the prices charged for healthcare products and increasingly limiting and attempting to limit both coverage and level of reimbursement for prescription drugs.

Since Soliris™ (eculizumab) will likely be too expensive for most patients to afford without health insurance coverage, if adequate coverage and reimbursement by third-party payers is not available, our ability to successfully commercialize Soliris™ (eculizumab) may be adversely impacted. Any limitation on the use of Soliris™ (eculizumab) or any decrease in the price of Soliris™ (eculizumab) will have a material adverse effect on our ability to achieve profitability.

In certain foreign countries, pricing, coverage and level of reimbursement of prescription drugs are subject to governmental control and we may be unable to negotiate coverage, pricing, and reimbursement on terms that are favorable to us. In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Our results of operation may suffer if we are unable to market our products in foreign countries or if coverage and reimbursement for our products in foreign countries is limited.

If the testing or use of our products harms people, or is perceived to harm people even when such harm is unrelated to our products, our clinical trials may be adversely affected, our regulatory approval process could be delayed, negatively impacted or abandoned, any regulatory approvals could be revoked or otherwise negatively impacted, and we could be subject to costly and damaging product liability claims.

The testing, manufacturing, marketing and sale of drugs for use in humans exposes us to product liability risks. Side effects and other problems from using our products could cause serious adverse events and give rise to product liability claims against us. We might have to withdraw or recall our products from the marketplace. Some of these risks are unknown at this time.

We have tested Soliris™ (eculizumab) in only a small number of patients. If our applications for marketing Soliris™ (eculizumab) are approved and more patients begin to use our product, new risks and side effects associated with Soliris™ (eculizumab) may be discovered, and previously identified risks could be determined to be significant. As a result, regulatory authorities may delay or revoke their approvals; we may be required to conduct additional clinical trials, make changes in labeling of our product, reformulate our product or make changes and obtain new approvals for our and our suppliers’ manufacturing facilities. We may also experience a significant drop in the potential sales of Soliris™ (eculizumab) if and when regulatory approvals are obtained, experience harm to our reputation in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of Soliris™ (eculizumab) or substantially increase the costs and expenses of commercializing and marketing Soliris™ (eculizumab).

We may be sued by people who participate in our trials or who use our products. Many patients who participate in our trials or use our products are already very ill. Any informed consents or waivers obtained from people who enroll in our trials or use our products may not protect us from liability or litigation. Our product liability insurance may not cover all potential types of liabilities or may not cover covered types of liabilities completely. Moreover, we may not be able to maintain our insurance on acceptable terms. In addition, negative publicity relating to the use of our product or to a product liability claim may make it more difficult, or impossible, for us to recruit patients for our clinical trials or to market and sell our products. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition or results of operations.

Our clinical trials are often conducted with patients who have severe and advanced stages of disease when they enter our trials. Patients involved in clinical trials such as ours often have known as well as unknown significant pre-existing health risks. During the course of a trial, patients may suffer adverse events, including death, for reasons that may or may not be related to our products. Such events could subject us to costly litigation, require us to pay substantial amounts of money to injured patients or delay, negatively impact or end our opportunity to receive regulatory approval to market our products. Even in a circumstance in which we do not believe that an adverse event is related to our product, the investigation into the circumstance may be time consuming or may be inconclusive. These investigations may delay our regulatory approval process, impact and limit the type of regulatory approvals our products receive, or end our opportunity to receive regulatory approval. PNH patients in our trials sometimes have additional, pre-existing, potentially life-threatening disease, including for example bone marrow failure.

Some patients who have participated in our PNH trials have died or suffered potentially life-threatening diseases either during or after ending study-specified treatments. In particular, use of C5 Inhibitors, such as eculizumab, is associated with an increased risk for infection with Neisseria bacteria. Serious cases of Neisseria infection can result in severe illness, including but not limited to brain damage, loss of limbs or parts of limbs, kidney failure, or death. PNH patients in our TRIUMPH trial, SHEPHERD trial and open-label extension trial E05-001 all received vaccination against the Neisseria bacteria prior to first administration of eculizumab; however, vaccination does not eliminate all risk of becoming infected with Neisseria bacteria. Some patients in our trials of eculizumab for the treatment of PNH and other diseases have become infected with Neisseria bacteria, including PNH patients in the open-label extension trial E05-001 who had been vaccinated against Neisseria bacteria. Each such incident has been reported to appropriate regulatory agencies in accordance with relevant regulations.

We are also aware of a potential risk for PNH patients who delay a dose of Soliris™ (eculizumab) or discontinue their treatment of Soliris™ (eculizumab). Treatment with Soliris™ (eculizumab) blocks complement and allows complement-sensitive PNH red blood cells to increase in number. If treatment with Soliris™ (eculizumab) is thereafter delayed or discontinued, a greater number of red blood cells therefore would become susceptible to destruction when the patient’s complement system is no longer blocked. The rapid destruction of a larger number of a patient’s red blood cells may lead to numerous complications, including death. Several PNH patients in our studies of Soliris™ (eculizumab) have received delayed doses or discontinued their treatment. In none of those circumstances were complications from rapid destruction of a larger number of PNH red blood cells observed to be significant; however, we have not studied the delay or termination of treatment in enough patients to determine that complications in the future are unlikely to occur. Determination of significant complications associated with the delay or discontinuation of Soliris™ (eculizumab) could have a material adverse effect on our ability to sell eculizumab for PNH.

If we are unable to engage and retain third-party collaborators, our research and development efforts may be delayed.

We depend upon third-party collaborators to assist us in the development of our product candidates. If any of our existing collaborators breaches or terminates its agreement with us or does not perform its development work under an agreement in a timely manner, or at all, we would experience significant delays in the development or commercialization of our product candidates. We would also experience significant delays if we could not engage additional collaborators when required. In either event, we would be required to devote additional funds or other resources to these activities or to terminate them. Either of these events would divert funds or other resources from other parts of our business.

We cannot assure you that:

•	our current collaboration arrangements will continue in their current form;

•	we will be able to negotiate acceptable collaborative agreements to develop or commercialize our product candidates;

•	any arrangements with third parties will be successful; or

•	current or potential collaborators will not pursue treatments for other diseases or seek other ways of developing treatments for our disease targets.

If our competitors get to the marketplace before we do with better or cheaper drugs, our drugs may not be profitable to sell or to continue to develop.

Each of Abbott Laboratories Inc., Adprotech Ltd., Avant Immunotherapeutics, Inc., Baxter International, Inc., Millennium Pharmaceuticals, Inc., Neurogen Corporation, Tanox, Inc., XOMA, Ltd., and Archemix Corporation have publicly announced their intentions to develop drugs which target the inflammatory effects of complement in the immune system. We are also aware that GlaxoSmithKline, plc, Merck & Co., Inc., and Pfizer, Inc. have had programs to develop complement inhibitor therapies. Each of AstraZeneca, MorphoSys AG and Dyax Corporation has publicly announced intentions to develop therapeutic human antibodies from libraries of human antibody genes. Additionally, each of Amgen, Inc. and Medarex, Inc. has publicly announced intentions to develop therapeutic human antibodies from mice that have been bred to include some human antibody genes. These and other pharmaceutical companies, many of which have significantly greater resources than we, may develop, manufacture, and market better or cheaper drugs than our product candidates. They may establish themselves in the marketplace even before we are able to finish our clinical trials. Other pharmaceutical companies also compete with us to attract academic research institutions as drug development partners, including for licensing these institutions’ proprietary technology. If our competitors successfully enter into such arrangements with academic institutions, we will be precluded from pursuing those unique opportunities and may not be able to find equivalent opportunities elsewhere.

If we fail to recruit and retain personnel, our research and product development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly Dr. Leonard Bell, M.D., our Chief Executive Officer and a member of our Board of Directors, David W. Keiser, our President, Chief Operating Officer and a member of our Board of Directors, and Stephen P. Squinto, Ph.D., our Executive Vice President and Head of Research. There is intense competition in the biotechnology industry for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. We have employment agreements with Dr. Bell, Mr. Keiser, and Dr. Squinto. None of our key personnel is nearing retirement age or to our knowledge, planning to retire. To our knowledge, there is no tension between any of our key personnel and the Board of Directors. If we lose the services of our management and scientific personnel and fail to recruit other scientific and technical personnel, our research and product development programs will be materially and adversely affected.

In particular, we highly value the services of Dr. Bell, our Chief Executive Officer. The loss of his services could materially and adversely affect our ability to achieve our objectives.

We are subject to environmental laws and potential exposure to environmental liabilities.

We are subject to various federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, including medical and biological wastes, and emissions and discharges into the environment, including air, soils and water sources. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating its property or locations to which wastes were sent from its facilities, without regard to whether the owner or operator knew of, or necessarily caused, the contamination. Such obligations and liabilities, which to date have not been material, could have a material impact on our business and financial condition.

We may expand our business through acquisitions that could disrupt our business and harm our financial condition.

Our business strategy includes expanding our products and capabilities, and we may seek acquisitions to do so. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our capital stock, which could dilute current stockholders’ ownership interest in our company, or securities convertible into our capital stock, which could dilute current stockholders’ ownership interest in our company upon conversion.

Our ability to use net operating loss carry forwards to reduce future tax payments may be limited if there is a change in ownership of Alexion.

As of December 31, 2005, we had approximately $493 million of net operating loss carry forwards, or NOLs, available to reduce taxable income in future years. We believe that some of these NOLs are currently subject to an annual limitation under section 382 of the Internal Revenue Code of 1986, as amended.

Our ability to utilize our NOLs may be further limited if we undergo an ownership change, as defined in section 382, as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock, or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated there under, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. The limitation imposed by section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change. Our use of NOLs arising after the date of an ownership change would not be affected.

Risks Related to Our Industry

We are subject to extensive government regulation, and, if we do not obtain and maintain regulatory approvals, we will not be able to sell our drug products.

We and our partners cannot sell or market our products without regulatory approval. If we or our partners do not obtain and maintain regulatory approval for our products, the value of our company and our results of operations will be harmed. In the United States, we or our partners must obtain and maintain approval from the FDA for each indication for each drug that we intend to sell and for each facility where such drug is manufactured. Obtaining FDA approval is typically a lengthy and expensive process, and approval is highly uncertain. Foreign governments also regulate drugs distributed outside the United States and facilities outside the United States where such drugs are manufactured, and obtaining their approvals can also be lengthy, expensive and highly uncertain. The approval process varies from country to country and the requirements governing the conduct of clinical trials, product manufacturing, product licensing, pricing and reimbursement vary greatly from country to country. In certain foreign jurisdictions we would be required to obtain pricing approvals prior to marketing our products. None of our product candidates has received regulatory approval to be marketed and sold in the United States or any other country. We may not receive regulatory approval for any of our product candidates for at least the next several years, if ever. The granting of priority review for our BLA and accelerated assessment for our MAA does not ensure or increase the likelihood that our applications for regulatory approval of Soliris™ (eculizumab) will be approved.

We and our partners, contract manufacturers and suppliers are subject to rigorous and extensive regulation by the FDA, other federal and state agencies, and governmental authorities in other countries. These regulations apply both before and after approval of our product candidates, if our product candidates are ever approved, and cover, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, and export of biologics. As a condition of approval for marketing our product, FDA, or governmental authorities in other countries may require us to conduct additional clinical trials. Our manufacturing and other facilities and those of any third parties manufacturing our products will be subject to inspection prior to grant of marketing approval and subject to continued review and periodic inspections by the regulatory authorities. Any third party we would use to manufacture our products for sale must also be licensed by applicable regulatory authorities. Failure to comply with the laws, including statutes and regulations, administered by the FDA or other agencies could result in:

•	administrative and judicial sanctions, including, warning letters;

•	fines and other civil penalties;

•	delays in approving or refusal to approve a product candidate;

•	withdrawal of a previously granted approval;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

The discovery of previously unknown problems with a product or the facility used to produce the product could result in a regulatory authority imposing restrictions on us, or could cause us to voluntarily adopt such restrictions, including withdrawal of one or more of our products or services from the market.

We may be unable to obtain necessary regulatory approvals in the United States and foreign countries on a timely basis, if at all, for any of our product candidates or maintain such approvals if obtained. Any delays in obtaining necessary regulatory approvals or failure to maintain them could prevent us from marketing our products.

The FDA has granted orphan drug designation for eculizumab in the treatment of PNH and membranous nephritis. Orphan drug designation does not convey any advantage in, or shorten the duration of, the FDA review and approval process. If a product which has an orphan drug designation is the first drug of its type to receive FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances.

If our drug trials are delayed or achieve unfavorable results, we will have to delay or may be unable to obtain regulatory approval for our products.

We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct both preclinical animal testing and clinical human trials. These tests and trials may not achieve favorable results. The FDA typically requires two well controlled clinical trials that demonstrate efficacy in order to obtain FDA approval to market a product candidate. The special protocol assessment for our development of Soliris™ (eculizumab) for PNH provides for only a single efficacy trial and the FDA has indicated that the trials should provide compelling evidence of clinically meaningful benefit in order to warrant consideration for marketing approval. The FDA has noted that a study that is merely statistically positive may not provide the evidence necessary to support filing or approval of a product candidate.

The FDA and other regulatory agencies may require additional information or data prior to and after acceptance of our BLA and MAA for Soliris™ (eculizumab) for PNH. We may have to conduct additional lengthy clinical testing and other costly and time-consuming procedures. Inconclusive or negative final data from our 12 month Phase III SHEPHERD trial would have a significant negative impact on our prospects. Even if we view the data as positive, the FDA may not agree with our interpretations of our clinical trial data for Soliris™ (eculizumab) and may decide that our results are not adequate to support approval for marketing of Soliris™ (eculizumab). In those circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever. Even if approval is granted, the approval may require limitations on the indicated uses for which the drug may be marketed. In addition to the FDA and other regulatory agency regulations in the United States, we are subject to a variety of foreign regulatory requirements governing human clinical trials, marketing and approval for drugs, and commercial sales and distribution of drugs in foreign countries. The foreign regulatory approval process includes all of the risks associated with FDA approval as well as country-specific regulations. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries.

Completion of clinical trials does not guarantee advancement to the next phase of development.

Completion of clinical trials does not guarantee that we will initiate additional trials for our product candidates, that if the trials are initiated what the scope and phase of the trial will be or that they will be completed, or that if the trials are completed, that the results will provide a sufficient basis to proceed with further trials or to apply for or receive regulatory approvals or to commercialize products. Results of trials could be inconclusive, requiring additional or repeat trials. If the results achieved in our clinical trials are insufficient to proceed to further trials or to regulatory approval of our product candidates our company could be materially adversely affected. Failure of a trial to achieve its pre-specified primary endpoint generally increases the likelihood that additional studies will be required if we determine to continue development of the product candidate, reduces the likelihood of timely development of and regulatory approval to market the product candidate, and may decrease the chances for successfully achieving the primary endpoint in scientifically similar indications.

There are many reasons why drug testing could be delayed or terminated.

For human trials, patients must be recruited and each product candidate must be tested at various doses and formulations for each clinical indication. Also, to ensure safety and effectiveness, the effect of drugs often must be studied over a long period of time, especially for the chronic diseases that we are studying. Unfavorable results or insufficient patient enrollment in our clinical trials could delay or cause us to abandon a product development program. We may decide to abandon development of a product candidate at any time, or we may have to spend considerable resources repeating clinical trials or conducting additional trials, either of which would increase costs and delay any revenue from those product candidates, if any.

Additional factors that can cause delay, impairment or termination of our clinical trials or our product development efforts include:

•	slow patient enrollment, including for example due to the rarity of the disease being studied;

•	long treatment time required to demonstrate effectiveness;

•	lack of sufficient supplies of the product candidate;

•	disruption of operations at the clinical trial sites;

•	adverse medical events or side effects in treated patients;

•	the failure of patients taking the placebo to continue to participate in our clinical trials;

•	insufficient clinical trial data to support effectiveness of the product candidates;

•	lack of effectiveness of the product candidate being tested;

•	lack of sufficient funds;

•	inability to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner; or

•	failure to obtain the necessary regulatory approvals for the product candidate or the approvals for the facilities in which such product candidate is manufactured.

Risks Related to Intellectual Property

If we cannot protect the confidentiality and proprietary nature of our trade secrets, our business and competitive position will be harmed.

Our business requires using sensitive technology, techniques and proprietary compounds that we protect as trade secrets. However, since we are a small company, we also rely heavily on collaboration with suppliers, outside scientists and other drug companies. Collaboration presents a strong risk of exposing our trade secrets. If our trade secrets were exposed, it would help our competitors and adversely affect our business prospects.

In order to protect our drugs and technology more effectively, we need to obtain and maintain patents covering the drugs and technologies we develop. We may obtain patents through ownership or license. Our drugs are expensive and time-consuming to test and develop. Without patent protection, competitors may copy our methods, or the chemical structure or other aspects of our drugs. Even if we obtain and maintain patents, the patents may not be broad enough to protect our drugs from copycat products.

If we are found to be infringing on patents owned by others, we may be forced to pay damages to the patent owner and obtain a license to continue the manufacture, sale or development of our drugs and/or pay damages. If we cannot obtain a license, we may be prevented from the manufacture, sale or development of our drugs.

Parts of our technology, techniques and proprietary compounds and potential drug candidates, including those which are in-licensed, may be found to infringe patents owned by or granted to others. If we cannot resolve these conflicts, we may be liable for damages, be required to obtain costly licenses or be stopped from manufacturing, using or selling our products or conducting other activities. For example, we are aware of broad patents owned by others relating to the manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies. Many of our product candidates, including our lead product candidate, eculizumab, are either genetically engineered antibodies, including recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, or recombinant human single chain antibodies.

We have received notices from the owners of some of these patents claiming that their patents may be infringed by the development, manufacture or sale of some of our drug candidates, including eculizumab. We are also aware of other patents owned by third parties that might be claimed to be infringed by the development and commercialization of some of our drug candidates, including eculizumab. In respect to some of these patents, we have obtained licenses, or expect to obtain licenses. However, with regard to other patents, we have either determined in our judgment that:

•	our products do not infringe the patents;

•	we do not believe the patents are valid; or

•	we have identified and are testing various modifications that we believe should not infringe the patents and which should permit commercialization of our product candidates.

Any holder of these patents or other patents covering similar technology could sue us for damages and seek to prevent us from manufacturing, selling or developing our drugs. Legal disputes can be costly and time consuming to defend. If any patent holder successfully challenges our judgment that our products do not infringe their patents or that their patents are invalid, we could be required to pay costly damages or to obtain a license to sell or develop our drugs. A required license may be costly or may not be available on acceptable terms, if at all. A costly license, or inability to obtain a necessary license, could have a material adverse effect on our business.

There can be no assurance that we would prevail in a patent infringement action; will be able to obtain a license to any third-party patent on commercially reasonable terms; successfully develop non-infringing alternatives on a timely basis; or license alternative non-infringing technology, if any exists, on commercially reasonable terms. Any impediment to our ability to manufacture or sell approved forms of our product candidates could have a material adverse effect on our business and prospects.

Risks Related to Our Common Stock and This Offering

If the trading price of our common stock continues to fluctuate in a wide range, our stockholders will suffer considerable uncertainty with respect to an investment in our common stock.

The trading price of our common stock has been volatile and may continue to be volatile in the future. Factors such as announcements of fluctuations in our or our competitors’ operating results or clinical or scientific results, fluctuations in the trading prices or business prospects of our competitors and collaborators, changes in our prospects, particularly with respect to regulatory approval of Soliris™ (eculizumab), and market conditions for biotechnology stocks in general could have a significant impact on the future trading prices of our common stock and our convertible senior notes. In particular, the trading price of the common stock of many biotechnology companies, including ours, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. This is due to several factors, including general market conditions, the announcement of the results of our clinical trials or product development and the results of our attempts to obtain FDA approval for our products. In particular, since August 1, 1999, the sales price of our common stock has ranged from a low of $9.05 per share to a high of $119.88 per share. While we cannot predict our future performance, if our stock price continues to fluctuate in a wide range, an investment in our common stock may result in considerable uncertainty for an investor.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated any particular purpose for any specific amount of net proceeds from this offering. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.

The large number of shares that may be sold in the market following the offering of 3,000,000 shares of common stock in this offering may depress the market price of our common stock.

Sale or issuance of a substantial number of shares of our common stock could cause the market price of our common stock to decline. All of the 3,000,000 shares of common stock we are offering in this offering will be freely tradable without restriction or further registration under the Securities Act. In addition, as of September 30, 2006, there were 5,621,338 shares of common stock issuable upon exercise of options granted by us, which also have been registered for resale on registration statements filed with the SEC. We have also reserved 4,768,710 shares of common stock for issuance upon conversion of our 1.375% convertible senior notes due 2012. The holders of our 1.375% convertible senior notes due 2012 may convert their notes at any time prior to the maturity of the notes, subject to prior redemption. The common stock issued upon conversion of the notes would be freely tradable pursuant to the registration statement that we have filed with, and that has been declared effective by, the SEC.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $43.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $39.92 per share in the net tangible book value of the common stock. If the underwriters exercise their overallotment option, you will experience additional dilution. See “Dilution” on page S-27 for a more detailed discussion of the dilution you will incur in this offering.

Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult and may frustrate any attempt to remove or replace our current management.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the Delaware General Laws, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our corporate charter and by-law provisions and stockholder rights plan may discourage certain types of transactions involving an actual or potential change of control that might be beneficial to Alexion or its stockholders. Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President, the Secretary, or a majority of the Board of Directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Our bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate does not include a provision for cumulative voting for directors which may have enabled a minority stockholder holding a sufficient percentage of a class of shares to elect one or more directors.

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.

Pursuant to our stockholder rights plan, each share of common stock has an associated preferred stock purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 20% or more of the outstanding common stock. The rights are designed to make it more likely that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against the use of partial tender offers or other coercive tactics to gain control of us.

These provisions could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. These provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact included in and incorporated by reference into this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements include, without limitation, statements regarding the safety and efficacy of our product candidates, our future research and development activities, estimates of the potential markets for our products (for example, estimates regarding the number of PNH patients), assessment of competitors and potential competitors, estimates of the capacity of manufacturing and other facilities to support our products, the sufficiency of our existing capital resources and projected cash needs for future operations, sales and marketing plans, statements regarding the status of our ongoing clinical trials and prospects for regulatory approval and statements regarding the uncertainties involved in the drug development process, as well as assumptions relating to the foregoing. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations reflected in these forward-looking statements will prove to have been correct.

When used in this prospectus supplement and the accompanying prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Because these forward-looking statements involve risk and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” in this prospectus supplement and the prospectus.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results and of our future financial conditions, or state other “forward-looking” information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under “Risk Factors” in this prospectus supplement and the prospectus could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

We cannot guarantee any future results, levels of activity, performance or achievements. Except for special circumstances in which a duty to update arises when prior disclosures become materially misleading in light of subsequent events, we do not intend to update any of the forward-looking statements in this prospectus supplement or the prospectus after the date of this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from the sale by us of 3,000,000 shares of common stock in this offering will be approximately $121.8 million, based on the public offering price of $43.00 per share, after deducting the underwriting discount and the estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase 450,000 additional shares, we estimate that the net proceeds will be approximately $140.2 million.

We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transaction.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Nasdaq Global Market under the symbol “ALXN.” The following table sets forth, for the periods indicated, the high and low reported sales prices of our common stock as reported on the Nasdaq Global Market:

	High	Low
Calendar 2004
First Quarter	$26.14	$17.00
Second Quarter	$25.94	$17.06
Third Quarter	$18.78	$13.30
Fourth Quarter	$26.03	$16.61

Calendar 2005
First Quarter	$26.96	$19.79
Second Quarter	$24.11	$19.96
Third Quarter	$30.00	$23.03
Fourth Quarter	$29.91	$18.37

Calendar 2006
First Quarter	$39.82	$19.90
Second Quarter	$36.77	$29.81
Third Quarter	$38.86	$31.42
Fourth Quarter (through November 15, 2006)	$43.74	$33.88

As of September 30, 2006, there were 112 holders of record of our common stock. The last reported sale price of the common stock on November 15, 2006 was $43.35 per share.

DIVIDEND POLICY

We have never paid cash dividends. We do not expect to declare or pay any dividends on our common stock in the foreseeable future. We intend to retain all earnings, if any, to invest in our operations. The payment of future dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, financial condition and other relevant factors.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of September 30, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 3,000,000 shares of common stock in this offering at the public offering price of $43.00 per share, after deducting the underwriting discount and the estimated offering expenses payable by us.

The table excludes:

•	6,870,299 shares of common stock reserved for issuance under our stock option and incentive plans, of which 5,621,338 shares were subject to outstanding options at a weighted average exercise price of $25.41 per share as of September 30, 2006; and

•	4,768,710 shares of common stock reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

	September 30, 2006 (unaudited)
	Actual	Adjusted
	(amounts in thousands)
Cash, cash equivalents and marketable securities	$143,848	$265,676

Long-term debt
Mortgage loan	$26,000	$26,000
Convertible notes	150,000	150,000

Long-term debt	176,000	176,000

Stockholders’ equity
Preferred stock: $0.0001 par value; authorized shares—5,000; no shares issued	—	—
Common stock: $0.0001 par value; authorized shares—145,000; issued shares—31,717 actual; 34,717 as adjusted	3	3
Paid-in capital in excess of par value	607,996	729,824
Stock subscription receivable	54	54
Accumulated deficit	(598,331)	(598,331)
Accumulated other comprehensive income	(145)	(145)
Treasury stock: 50 shares	(981)	(981)

Total stockholders’ equity	8,596	130,424

Total capitalization	$184,596	$306,424

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of September 30, 2006 was $(14.9) million or approximately $(0.47) per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by 31,666,865 shares of common stock outstanding as of September 30, 2006.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale by us of 3,000,000 shares of common stock in this offering at the public offering price of $43.00 per share, and after deducting the underwriting discount and the estimated offering expenses payable by us, our net tangible book value as of September 30, 2006 would have been $3.08 per share. This amount represents an immediate increase in net tangible book value of $3.55 per share to existing stockholders and an immediate dilution in net tangible book value of $39.92 per share to purchasers of common stock in this offering, as illustrated in the following table:

Offering price per share		$43.00
Net tangible book value per share as of September 30, 2006	$(0.47)
Increase in net tangible book value per share attributable to the offering	3.55

Net tangible book value per share as of September 30, 2006, after giving effect to the offering		3.08

Dilution per share to new investors in this offering		$39.92

This table does not include the following:

•	6,870,299 shares of common stock reserved for issuance under our stock option and incentive plans, of which 5,621,338 shares were subject to outstanding options at a weighted average exercise price of $25.41 per share as of September 30, 2006; and

•	4,768,710 shares of our common stock reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	1,200,000
Morgan Stanley & Co. Incorporated	780,000
Bear, Stearns & Co. Inc.	270,000
Credit Suisse Securities (USA) LLC	270,000
Cowen and Company, LLC	240,000
Piper Jaffray & Co.	240,000

Total	3,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 450,000 shares from the company to cover such sales. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 450,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per share	$2.2575	$2.2575
Total	$6,772,500	$7,788,375

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.3545 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The company and its executive officers and directors have agreed with the underwriters that, except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters, the company and its executive officers and directors will not, through the date 90 days after the date of this prospectus supplement in the case of the Company, and through the date 60 days after the date of this prospectus supplement in the case of the executive officers and directors:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the issuance and sale of the common stock offered by this prospectus supplement;

•	the issuance by us of shares of common stock upon the exercise of options or warrants or the conversion of securities outstanding on the date hereof;

•	grants of stock options or other securities pursuant to the terms of a plan in effect on the date hereof or the grant of inducement options to purchase up to 150,000 shares of common stock, provided that none of such options becomes exercisable during the 90-day period referenced above;

•	shares of our common stock acquired in the open market by our executive officers or directors or sales of our common stock by our executive officers or directors undertaken pursuant to written trading plans in existence prior to the date hereof designed to comply with Rule 10b5-1 of the Exchange Act; or

•	in the case of our executive officers and directors, the sale in the public market of up to a number of shares of common stock equal to the number of shares of common stock issuable upon exercise of currently outstanding options to purchase shares of common stock held by such person which expire within eighteen months of the effective date of such lock-up letter, plus the number of restricted shares of common stock held by such person that vest within 90 days of the effective date of such lock-up letter; provided that sales pursuant to this paragraph shall not exceed for each such executive officer or director the lesser of (i) 7,500 shares of common stock and (ii) 50,000 shares of common stock less the number of shares sold by or on behalf of the other executive officers and directors pursuant to the parallel clause described in this paragraph.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the

Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

Our shares of common stock are traded on the Nasdaq Global Market under the symbol “ALXN.”

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed on for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Transition Report on Form 10-K/T for the five-month period ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph describing that during the transition period ended December 31, 2005, the Company changed the period in which it performs its annual goodwill and indefinite-lived intangibles impairment test from March to the November and that effective August 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Shared-Based Payment”) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, and those of other companies which make electronic filings with the SEC, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

Alexion Pharmaceuticals, Inc. is offering securities of up to an aggregate of $250,000,000.

From time to time, we may sell any of the securities listed above.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “ALXN.” On September 1, 2005, the last sale price of our common stock was $29.06 per share.

Investing in these securities involves a high degree of risk. See “ Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 12, 2005.

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities or warrants, in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

ALEXION PHARMACEUTICALS, INC.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab is also being studied in rheumatoid arthritis and membranous nephritis. Through our wholly owned subsidiary, Alexion Antibody Technologies, Inc., we are also engaged in the discovery and development of a portfolio of additional antibody therapeutics targeting severe unmet medical needs.

Corporate Information

We were incorporated in Delaware in 1992. The address of our principal executive offices is 352 Knotter Drive, Cheshire, CT 06410 and our telephone number is (203) 272-2596.

RISK FACTORS

Investing in our securities is risky. Please see the risk factors described in our Quarterly Report in Amendment No. 1 to Form 10-Q for the fiscal quarter ended April 30, 2005, which is incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by our future filings under the Securities Exchange Act of 1934, as amended. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risk and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended July 31, 2004 and during the nine months ended April 30, 2005. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Nine Months Ended April 30,		Fiscal Year Ended July 31,
Ratio of earnings to fixed charges	2004	2005	2000	2001	2002	2003	2004
Deficiency of earnings available to cover fixed charges(1)	($54,291)	($76,510)	$(20,227)	$(47,925)	$(57,242)	$(85,479)	$(74,786)

(1)	For purposes of computing the deficiency of earnings to fixed charges, our “earnings” consist of losses before income taxes plus fixed charges. Fixed charges represent interest expense on all debt, including amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated interest factor attributable to rental expenses.

We currently have no preferred stock outstanding and accordingly have no obligation to pay preference dividends. If we issue preferred stock, the appropriate ratio of combined fixed charges and preference dividends will be included in a prospectus supplement. In addition, if we use the proceeds from the sale of debt or preference securities to repay any of our outstanding debt or retire other securities and the change in the ratio of earnings to fixed charges or combined fixed charges and preference dividends to earnings would be ten percent or greater, we will include a pro forma ratio showing the application of the proceeds in our prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 145,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of August 17, 2005, 30,721,279 shares of our common stock were outstanding and no shares of preferred stock were outstanding. To date, our board of directors has designated 120,000 of the 5,000,000 authorized shares of preferred stock as junior participating cumulative preferred stock, which series is described in greater detail below under “—Preferred Stock—Stockholder Rights Plan.”

The following summary describes the material terms of our capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to our certificate of incorporation, as amended, and the certificate of designation for our junior participating cumulative preferred stock, both of which are filed as an exhibit to this registration statement, as well as our bylaws, as amended, and our stockholder rights agreement, as amended, both of which are incorporated into this prospectus by reference to the SEC filings to which they are exhibits.

Common Stock

Voting.    Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting.

Dividends and Other Distributions.    Subject to rights of our preferred stockholders, holders of our common stock are entitled to share in an equal amount per share any dividends declared by our board of directors on the common stock and paid out of legally available assets.

Distribution on Dissolution.    Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights.    Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 120,000 of the 5,000,000 authorized shares of preferred stock as junior participating cumulative preferred stock, which series is described in greater detail below under “Description of Capital Stock—Preferred Stock—Stockholder Rights Plan.”

The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of us.

When we issue shares of preferred stock, the shares will be fully paid and non assessable and will not have, or be subject to, any preemptive or similar rights.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Stockholder Rights Plan.

On February 14, 1997, our Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock for the stockholders of record on March 6, 1997. The right will expire on March 6, 2007, subject to earlier redemption or expiration of the right as provided in the rights agreement, as amended, the rights agreement, between us and Continental Stock Transfer & Trust Company, as rights agent. Under certain circumstances, each right entitles the registered holder to purchase from us one one-hundredth of a share of our junior participating cumulative preferred stock or, in certain circumstances, either our common stock or common stock of an acquiring company, at one-half the market price of our common stock or the acquiring company’s common stock, as the case may be. The rights are designed to make it more likely that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against the use of partial tender offers or other coercive tactics to gain control of us. The description and terms of the rights are set forth in the rights agreement.

Exercise Price.    When exercisable, except as set forth below, each right entitles the registered holder to purchase from us one one-hundredth of a share of junior participating cumulative preferred stock, at a price of $725.00 per one one-hundredth of a share, subject to adjustment in certain circumstances.

Transfer and Detachment.    Until the distribution date, which is the earlier to occur of (i) the stock acquisition date, which is ten business days following the time of a public announcement or notice to us that certain persons or groups of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock (also referred to as acquiring persons), or (ii) ten business days, or such later date as may be determined by our Board of Directors, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of common stock which, together with the shares of such stock already owned by such person, constitutes 20% or more of the outstanding shares of our common stock, the rights will be evidenced, with respect to any of our common stock certificates outstanding as of March 6, 1997, by such common stock certificate with a copy of the summary of rights attached thereto. The rights agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock.

Until the distribution date (or earlier redemption or expiration of the rights, as provided in the rights agreement), new common stock certificates issued after March 6, 1997, upon the transfer or issuance of new shares of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights, as provided in the rights agreement), the surrender for the transfer of any of our common stock certificates outstanding as of March 6, 1997, even without a copy of the summary of rights attached thereto, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

As soon as practicable following the distribution date, separate rights certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights.

Exercisability.    The rights are not exercisable until the distribution date. The rights will expire on March 6, 2007 unless earlier redeemed by us.

Right to Acquire Stock at Half Price.    In the event that after the stock acquisition date, we are acquired in a merger or other business combination transaction or 50% or more of our assets, cash flow or earning power are sold or otherwise transferred, the rights agreement provides that proper provision shall be made so that each holder of a right, upon the exercise thereof at the then current exercise price of the right, shall be entitled to receive that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right. In the event that we are the surviving corporation of a merger and our common stock is changed or exchanged, proper provision shall be made so that each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the right.

In the event that a person or group becomes an acquiring person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of our common stock at a price and on terms which are determined to be fair and in the best interests of us and our stockholders by a majority of the members of our Board of Directors), proper provision shall be made so that each holder of a right, other than the acquiring person, whose rights will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value (as defined in the rights agreement) of two times the exercise price of the right. A person or group will not be deemed to be an acquiring person if our Board of Directors determines that such person or group became an acquiring person inadvertently and such person or group promptly divests itself of a sufficient number of shares of common stock so that such person or group is no longer an acquiring person.

Adjustments.    The purchase price payable and the number of shares of junior preferred stock or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the shares of junior preferred stock, (ii) upon the fixing of a record date for the issuance to holders of junior preferred stock of certain rights, options or warrants to subscribe for shares of junior preferred stock or convertible securities at less than the current market price of shares of junior preferred stock or (iii) upon the fixing of a record date for the making of a distribution to holders of shares of junior preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in shares of junior preferred stock) or of subscription rights or warrants (other than those referred to above). The number of rights and the number of shares of junior preferred stock issuable upon exercise of each right are also subject to adjustment in the case of a stock split, combination or stock dividend on the shares of our common stock prior to the distribution date.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of shares of common stock on the last trading date prior to the date of exercise.

Redemption or Exchange.    At any time prior to the earlier of (i) ten business days after the stock acquisition date or (ii) March 6, 2007, we, by resolution of our Board of Directors, may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. Our Board of Directors may extend the time within which the rights may be redeemed at any time prior to the stock acquisition date. Immediately upon the action of our Board of Directors electing to redeem the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

At any time after a person becomes an acquiring person and prior to the acquisition by such person of 50% or more of our outstanding common stock, our Board of Directors may exchange the rights (other than rights beneficially owned by such person which have become void), in whole or in part, for our common stock at an exchange ratio of one share of common stock per right (subject to adjustment).

Preferred Stock.    The shares of junior preferred stock purchasable upon exercise of the rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such preferred stock or in our certificate of incorporation). Each share of junior preferred stock will be entitled to receive, in the aggregate, a dividend in an amount equal to 100 times the dividend per share of common stock, or, if greater, $10.00 per year. In the event of liquidation, the holders of shares of junior preferred stock will be entitled to receive a minimum liquidation payment equal to the greater of $100.00 per share or an amount equal to 100 times the amount to be paid in liquidation per share of common stock. Each share of junior preferred stock will have 100 votes, voting together with the shares of common stock. In addition, if dividends on the junior preferred stock are in arrears for four consecutive quarterly payment periods, the holders of the shares of junior preferred stock will have the right, voting as a class, to elect two members to our Board of Directors. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of junior preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the shares of junior preferred stock as to dividends and liquidation, and in the event of mergers and consolidations, are protected by antidilution provisions.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Amendment.    The rights and the rights agreement can be amended by our Board of Directors in any respect (including, without limitation, any extension of the period in which the rights may be redeemed) at any time prior to the stock acquisition date. From and after such time, without the approval of our stockholders or the holders of the rights, the Board of Directors may only supplement or amend the rights agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provision in the rights agreement, (iii) to shorten or lengthen any time period under the rights agreement, provided such lengthening is for the purpose of protecting, enhancing or clarifying the rights of or the benefits to the rights holders or (iv) to make any changes or supplements which we and the rights agent may deem necessary or desirable which shall not adversely affect the interests of the holders of right certificates (other than an acquiring person or an affiliate or associate thereof). We may, at any time prior to the stock acquisition date, amend the rights agreement to lower the threshold of common stock beneficial ownership at which a person will become an acquiring person to not less than the greater of (i) a percentage larger than the largest percentage of common stock then known by the us to be beneficially owned by a person and (ii) ten percent (10%).

Anti-Takeover Provisions

Delaware Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the date that the stockholder becomes an “interested stockholder” unless:

•	prior to that date, the board of directors of the corporation approved either the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder”, the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•	on or subsequent to that date, the “business combination” is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder”.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An “interested stockholder” is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude Alexion from the restrictions imposed under Section 203. The statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Bylaw and Certificate of Incorporation Provisions.    Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President, the Secretary, or a majority of the Board of Directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Our bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. These provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co.

Listing on the Nasdaq National Market

Our common stock is listed on the Nasdaq National Market under the symbol “ALXN.”

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

Common Stock

We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights. Shares of Common Stock that may be offered will, when issued and paid for, be fully paid and non-assessable.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below may generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of the debt securities we offer may differ from the terms summarized below.

We have entered into a senior indenture and a subordinated indenture with U.S. Bank National Association, as trustee. We will issue the senior notes under the senior indenture and the subordinated notes under the subordinated indenture. Forms of these documents are incorporated into this prospectus by reference to the SEC filing to which they are exhibits. Supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the trustee under the senior indenture or the subordinated indenture, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Other than the provisions of the subordinated indenture relating to the subordination of securities and except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are substantially identical.

The debt securities issued under either the senior indenture or the subordinated indenture will be unsecured.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to effect a consolidation, merger or sale of substantially all of our assets or require us to preserve our existence and that of our subsidiaries and our and their rights, licenses and franchises;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities; provided, however, that such terms will not include:

•	restrictions on our or our subsidiaries’ ability to incur additional indebtedness; issue additional securities; create liens; pay dividends or make distributions in respect of their capital stock; redeem capital stock; place restrictions on our subsidiaries placing restrictions on their ability to pay dividends, make distributions or transfer assets; make investments or other restricted payments; sell or otherwise dispose of assets; enter into sale-leaseback transactions; engage in transactions with stockholders and affiliates; or issue or sell stock of their subsidiaries; or

•	financial covenants that require us or our subsidiaries to maintain specified interest coverage, fixed charge, cash-flow based or asset-based ratios, or other financial covenants.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities immediately before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default with respect to the series and its consequences, except defaults in payment of principal, premium, if any, or interest, unless we have cured the default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the trustee may decline to follow any direction of such holders that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may enter into an indenture or indentures that supplement the senior indenture or the subordinated indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale”;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities of any series;

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities, to establish the form of any certifications required to be furnished pursuant to the indenture or any series of debt securities, or to add to the rights of holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under an indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939.

In addition, under the indentures, we and the trustee may not enter into an indenture or an indenture supplement to either the senior indenture or the subordinated indenture that changes the rights of holders of a series of debt securities other than as set forth in the bullet points above without the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. We and the trustee may make the following changes only if we have the consent of holders of each outstanding debt security affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any change to an indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations relating to denominations of securities, provisions for payment and obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal, premium and interest;

•	maintain an office or agency where debt securities can be presented for payment, registration of transfer and exchange and notices and demands to us with respect to the debt securities or indenture may be give or sent;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due. We must also pay or cause to be paid all other sums payable under the indenture by us with respect to such series.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

Any debt securities issued under our subordinated indenture will be subordinate and junior in right of payment to all of our other indebtedness, except any of our indebtedness the terms of which expressly provide that repayment of that indebtedness is subordinate and junior in right of payment to the debt securities issued under our subordinated indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

As of July 31, 2005, our outstanding indebtedness consisted of $150 million aggregate principal amount of 1.375% Convertible Senior Notes due in February, 2012. These Notes are generally a senior unsecured obligation ranking equally with other senior unsecured and unsubordinated indebtedness and senior to any future indebtedness that is expressly made subordinate to the Notes. Accordingly, any debt securities issued under our senior indenture will be equal in rank or junior to the Notes and any securities issued under our subordinated indenture will be junior in rank to the Notes. We will update the amount of our debt outstanding which is senior, equal in rank and subordinated to any series of indebtedness that we issue under our senior indenture or subordinated indenture in the prospectus supplement relating to any such sale.

Preferred Stock

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from the reports we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

Transfer and Exchange of Warrants

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment there for:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant and preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers to the public or to investors;

•	directly to the public, a limited number of purchasers or to a single purchaser; or

•	through agents.

We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may, from time to time, either directly or through one or more underwriters, dealers or agents, sell securities in at-the-market offerings. The prospectus supplement will name any underwriter, dealer or agent involved and any commissions we pay to them.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, and those of other companies which make electronic filings with the SEC, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” the information we file with the SEC (File No. 000-27756) which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference (except any portions of any documents that have been “furnished” but not “filed” for purposes of the Exchange Act) the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the prospectus but before the end of any offering made under this prospectus:

•	our annual report on Form 10-K for the fiscal year ended July 31, 2004, filed on September 28, 2004;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2004, January 31, 2005 and April 30, 2005, filed on December 6, 2004, March 8, 2005 and June 9, 2005, respectively, and our amended quarterly report on Form 10-Q/A for the fiscal quarter ended April 30, 2005, filed on June 10, 2005;

•	our current reports on Form 8-K, filed on November 18, 2004, December 6, 2004, December 13, 2004, December 16, 2004, January 19, 2005, January 20, 2005, January 25, 2005, March 8, 2005, March 14, 2005, March 16, 2005, June 3, 2005, August 8, 2005, August 15, 2005 and August 17, 2005; and

•	our registration statement on Form 8-A filed on February 12, 1996, our registration statement on Form 8-A, filed on February 21, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 6, 2000, Amendment No. 2 to Form 8-A filed on February 12, 2002 and Amendment No. 3 to Form 8-A filed on November 17, 2004.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of that document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596, Attention: Thomas I.H. Dubin, Senior Vice President and General Counsel.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

3,000,000 Shares

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